                                 Instructions
                           For Conditional Exercise
                          For Tender of Option Shares

                                      of

                           HAWKER PACIFIC AEROSPACE

            Pursuant to the Offer to Purchase Dated March 11, 2002
                                     from
                         LHT ACQUISITION CORPORATION,
                         a wholly-owned subsidiary of
                             LUFTHANSA TECHNIK AG

Note: Before completing the Notice of Conditional Exercise, you should read the accompanying Memorandum to Eligible Option Holders, as well as the Offer to
                  Purchase and related Letter of Transmittal.

  The Notice of Conditional Exercise form must be received by Hawker Pacific Aerospace before 12:00 midnight, New York City time, on Friday, April 5, 2002, unless the Offer is extended.

You must sign and complete the accompanying Notice of Conditional Exercise for your direction to be valid.

 Send the Notice of Conditional Exercise to James R. Bennett, Chief Financial
              Officer and Secretary of Hawker Pacific Aerospace:

         By Mail:          By Facsimile Transmission:  By Hand or By Overnight
        c/o James R.             (818) 765-5759               Courier:
  Bennett Hawker Pacific          Confirm By                 c/o James R.
  Aerospace 11240 Sherman   Telephone: 818-765-6201    Bennett Hawker Pacific
      Way Sun Valley,                                  Aerospace 11240 Sherman
     California 91352                                      Way Sun Valley,
                                                          California 91352

 Delivery of the Notice of Conditional Exercise to a person other than Hawker
  Pacific Aerospace in the manner set forth above will not constitute a valid direction.

Ladies and Gentlemen:

   By signing the Notice of Conditional Exercise, you acknowledge receipt of the materials relating to the Offer to Purchase dated March 11, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), as well as receipt of the Memorandum to Eligible Option Holders, the Notice of Conditional Exercise and the Instructions for Conditional Exercise, in connection with the Offer by LHT Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lufthansa Technik AG, a corporation organized under the laws of the Federal Republic of Germany (the "Parent"), to purchase all issued and outstanding shares of common stock (the "Shares") of Hawker Pacific Aerospace, a California corporation (the "Company"), at a price of $3.25 per share (the "Offer Price"), in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase. The number of Shares that the Purchaser is offering to purchase includes common shares issuable upon the exercise of option to purchase common shares. Holders of options having exercise prices under the Company's stock option plan or management stock option agreements of less than the Offer Price per share (the "Option Shares") may exercise their options conditionally, so that their exercise will only take effect if the Purchaser accepts their Option Shares for payment. The Purchaser is offering to pay to the holders of such options the Offer Price less the per share exercise price and any required withholding taxes for each Option Share purchased in the offer.

   NOTE: By signing the Notice of Conditional Exercise, you also agree to the following terms and conditions that shall not be construed to limit in any way the terms and conditions set forth in the Offer to Purchase.

   1. You should complete the Notice of Conditional Exercise to exercise eligible options conditionally and to tender the Option Shares that you are entitled to receive upon such conditional exercise, pursuant to the terms and conditions set forth in the Offer to Purchase furnished to you. By signing the Notice of Conditional Exercise, you agree that if the Option Shares you validly tender are accepted for payment in the Offer, you will receive a cash payment equal to (a) the number of Option Shares that are accepted for purchase, multiplied by (b) the difference between the Offer Price and the applicable option exercise price(s), less (c) any taxes required to be withheld, and you further agree to be bound by the terms and conditions set forth herein and in the Offer to Purchase, the Letter of Transmittal and the Notice of Conditional Exercise.

   2. By signing the Notice of Conditional Exercise, you acknowledge that the Company is permitting you to conditionally exercise your options and acquire the Option Shares on a "cashless exercise" basis (which means that you do not have to pay the exercise price in cash on exercise; this unpaid amount will remain outstanding as a liability, payable by the Purchaser if it becomes the registered holder of your Option Shares and secured by the Option Shares) for the purpose of allowing you to tender Option Shares in the Offer. In addition, you acknowledge that if you tender less than all of your Option Shares, your remaining options will not be considered to have been exercised and will remain outstanding options. Finally, you acknowledge that if Option Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, the options in respect of such Option Shares will have been irrevocably exercised, and you irrevocably authorize and appoint designees of the Purchaser as attorneys for and on behalf of the holder, each with full power of substitution, to execute any stock powers in respect of such Option Shares at any time following such acceptance and payment and to execute and deliver all additional documents deemed by the Purchaser or the depositary to be necessary or desirable to complete the sale, assignment and transfer of the Option Shares tendered under the Notice of Conditional Exercise.

   3. Option Shares tendered pursuant to the Offer to Purchase may be withdrawn at any time prior to the "Expiration Date," which shall mean 12:00 midnight, New York City time, on Friday, April 5, 2002, unless the Offer is extended, in which event the term shall mean the latest time and date at which the Offer (not including any subsequent offering period, as so extended) will expire. After the Expiration Date, tenders of Option Shares made in the Offer are irrevocable. In order to withdraw Option Shares, an option holder must submit a written, telegraphic or facsimile transmission notice of withdrawal so that it is received by the Company at the address indicated above before the Expiration Date. Any such notice of withdrawal must specify the name and social security number (or other tax identification number) of the option holder who tendered the Option Shares to be withdrawn and the number of Option Shares to be withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, at its sole discretion, which determination shall be final and binding. Neither the Company nor any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Option Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Option Shares may be retendered by the Expiration Date by again following the procedures for properly tendering Option Shares.

   4. You will, upon request, execute and deliver any additional documents deemed by the Company or by the depositary to be necessary or desirable to complete the sale, assignment and transfer of the Option Shares tendered hereby and have read, understand and agree with all of the terms of the Offer to Purchase.

   5. You understand that tenders of Option Shares pursuant to the procedures described in the Offer to Purchase and in the Instructions for Conditional Exercise and in the Notice of Conditional Exercise will constitute an agreement between you and the Company upon the terms and subject to the conditions of the Company's stock option plan, the related option agreement(s) and the Offer to Purchase.

   6. All authority herein conferred or agreed to be conferred shall survive your death or incapacity and your obligation hereunder shall be binding upon your heirs, personal representatives, successors and assigns. Except as stated herein or in the Offer to Purchase, this tender is irrevocable.

   7. The Purchaser will pay stock transfer taxes with respect to the sale and transfer of any Option Shares to it or its order pursuant to the Offer to Purchase.

   8. Under U.S. federal income tax laws, the Company may be required to withhold income and employment taxes from the amount of any payments made to option holders pursuant to the Offer. See Section 13 of the Offer to Purchase.

   In order to avoid backup withholding of U.S. federal income tax on payments received upon the purchase by the Purchaser of the common shares pursuant to the Offer, an option holder must either (1) provide the Company with his or her correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 provided with the Notice of Conditional Exercise and certify, under penalties of perjury, that such number is correct and that he or she is not subject to backup withholding or (2) establish another basis for exemption from withholding. If the correct TIN is not provided, a $50 penalty may be imposed by the United States Internal Revenue Service ("IRS") and payments made in exchange for the surrendered common shares may be subject to backup withholding. If backup withholding applies or if an option holder fails to provide the required information, the Company is required to withhold, at a rate of 30%, a portion of any payment made pursuant to the Offer. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of such tax withheld. If backup withholding results in an overpayment of taxes, a refund may be applied for from the IRS.

   For additional guidance, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   Holders of Option Shares should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such exemption.

   9. The Company reserves the absolute right to reject any or all conditional exercises of options it determines not to be in proper form or which may be unlawful. The Company's interpretation of these Instructions for Conditional Exercise will be final and binding on all parties. No conditional exercises of options or tenders of Option Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Neither the Company nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   10. Questions with respect to these Instructions for Conditional Exercise or any requests for additional copies of the enclosed materials should be directed to James R. Bennett, Chief Financial Officer and Secretary of the Company, at the address and telephone numbers as set forth on the first page of these Instructions.

   The Notice of Conditional Exercise must be received by the Company before the Expiration Date. You must sign and complete the Notice of Conditional Exercise form for your direction to be valid.